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                                                                       EXHIBIT 5

                       [LETTERHEAD OF KIRKLAND & ELLIS]



                               September 18, 1998


To:  IMC Global Inc.
     2100 Sanders Road
     Northbrook, IL 60062

     Re:  IMC Global Inc.
          6 1/2% Notes due 2003 and 7 3/8% Debentures due 2018

Ladies and Gentlemen:

          We are issuing this letter in our capacity as special counsel to IMC Global Inc., a Delaware corporation (the "Company"), in connection with the proposed registration by the Company of up to $200,000,000 in aggregate principal amount of the Company's 6 1/2% Notes due 2003 (the "Exchange Notes") and of up to $100,000,000 in aggregate principal amount of the Company's 7 3/8% Debentures due 2018 (the "Exchange Debentures") pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Commission") on or about September 18, 1998 under the Securities Act of 1933, as amended (the "Securities Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"), for the purpose of effecting an exchange offer (the "Exchange Offer") for the Company's 6 1/2% Notes due 2003 (the "Old Notes") and the Company's 7 3/8% Debentures due 2018 (the "Old Debentures"), respectively. The Exchange Notes and the Exchange Debentures are to be issued pursuant to an Indenture (the "Indenture"), dated August 1, 1998, between the Company and The Bank of New York, as Trustee (the "Trustee"), in exchange for and in replacement of the Company's outstanding Old Notes and Old Debentures, respectively, of which $200,000,000 and $100,000,000, respectively, in aggregate principal amount are outstanding.

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Exchange Notes and the Exchange Debentures,
(iii) the Registration Statement and exhibits thereto and (iv) the Registration Rights Agreement, dated August 11, 1998, between the Company and the initial purchasers named therein.

          For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also
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IMC Global Inc.
September 18, 1998
Page 2


assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

          Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when, as and if (i) the Registration Statement becomes effective pursuant to the provisions of the Securities Act, (ii) the Indenture has been qualified pursuant to the provisions of the Trust Indenture Act of 1939, as amended, (iii) the Old Notes and the Old Debentures have been validly tendered to the Company, (iv) the Exchange Notes and the Exchange Debentures have been issued in the form and containing the terms described in the Registration Statement, the Indenture, the resolutions of the Company's Board of Directors (or authorized committee thereof) authorizing the foregoing and the officer's certificate establishing the terms thereof and any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities to be obtained and (v) the Exchange Notes and the Exchange Debentures have been authenticated by the Trustee, the Exchange Notes and the Exchange Debentures when issued pursuant to the Exchange Offer will be validly issued, fully paid and nonassessable and will constitute binding obligations of the Company.

          Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York and the General Corporation Law of the State of Delaware. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

          We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance of the Exchange Notes.
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IMC Global Inc.
September 18, 1998
Page 3


          This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of Delaware or New York be changed by legislative action, judicial decision or otherwise.

          This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

                                   Yours very truly,



                                   KIRKLAND & ELLIS